Coty Appoints Fiona Hughes as Consumer Beauty CMO
New York - May 17, 2019 (NYSE:COTY) - Coty Inc. today appointed Fiona Hughes as Chief Marketing Officer, Coty Consumer Beauty, and as a member of the Executive Committee, effective June 12, 2019, reporting to Pierre Laubies, Coty CEO & Consumer Beauty President.
Laubies said: “Fiona is an exceptional marketing leader with a deep well of experience in leading brand and portfolio transformation, including successfully shaping global brand vision, strategy and innovation maps. As improving the performance of Consumer Beauty is a top priority, I am confident that Fiona will be a strong addition to our Executive Committee and that her strategic thinking, strong leadership skills and fresh perspective will make an immediate impact on our efforts in this area.”
Most recently, Fiona was Chief Marketing Officer and Executive Committee member at Jacobs Douwe Egberts (JDE), the global coffee and tea maker whose iconic household brands are drunk in more than 140 countries. Prior to JDE, Fiona spent 12 years in global marketing roles at Mars Inc.
About Coty
Coty is one of the world’s largest beauty companies with over $9 billion in revenue, an iconic portfolio of brands and a purpose to celebrate and liberate the diversity of consumers’ beauty. We believe the beauty of humanity lies in the individuality of its people; beauty is at its best when authentic; and beauty should make you feel happy, never sad. As the global leader in fragrance, a strong number two in professional salon hair color & styling, and number three in color cosmetics, Coty operates three divisions: Consumer Beauty, which is focused on mass color cosmetics, mass retail hair coloring and styling products, body care and mass fragrances with brands such as COVERGIRL, Max Factor, Bourjois and Rimmel; Luxury, which is focused on prestige fragrances and skincare with brands such as Calvin Klein, Marc Jacobs, Hugo Boss, Gucci and philosophy; and Professional Beauty, which is focused on servicing salon owners and professionals in both hair and nail, with brands such as Wella Professionals, Sebastian Professional, OPI and ghd. Coty has 20,000 colleagues globally and its products are sold in over 150 countries. Coty and its brands are committed to a range of social causes as well as seeking to minimize its impact on the environment.

For additional information about Coty Inc., please visit www.coty.com.

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